EXHIBIT 15.1

Larry O'Donnell, CPA, P.C.

2228 South Fraser Street Unit I

Telephone (303) 745-4545

Aurora, Colorado  80014

July 14, 2008

Mach One Corporation

6430 Congress Drive

West Bend, WI 53095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim combined statements of income, retained earnings and cash flows of Mach One Corporation for the period ended March 31, 2008, as indicated in our report dated June 23, 2008. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your current Report on Form S-1/A filed on July 15, 2008, is being incorporated by reference in Registration Statement No. 333-146744 on Form S-1 (the "Registration Statements").

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Larry O’Donnell

Denver, Colorado

July 14, 2008

Member of the American Institute of Certified Public Accountants

Member of the Center for Public Company Audit Firms

Member of the Florida Institute of Certified Public Accountants